Exhibit 99.1

NEWS release

P.O. Box 10

Manitowoc, WI 54221-0010

For further information, contact:

Rachel Oakes, Marketing Communications Manager

Phone: (608) 372-0216 | roakes@bankfirstwi.bank

FOR IMMEDIATE RELEASE

Bank First Announces Net Income for the Second Quarter of 2020

•	Net income of $8.3 and $15.6 million for the three and six months ended June 30, 2020
•	Earnings per common share of $1.11 and $2.14 for the three and six months ended June 30, 2020
•	Subordinated note agreements with up to $12.0 million in available borrowings entered into on July 22, 2020
•	Quarterly cash dividend of $0.20 per share declared, matching prior quarter and prior-year second quarter

MANITOWOC, Wis, July 22, 2020 -- Bank First Corporation (NASDAQ: BFC) (“Bank First”), the holding company for Bank First, N.A., reported net income of $8.3 million, or $1.11 per share, for the second quarter of 2020, compared with net income of $6.0 million, or $0.91 per share, for the respective prior-year period. For the six months ended June 30, 2020, Bank First earned $15.6 million, or $2.14 per share, compared to $12.6 million, or $1.91 per share for the same period in 2019.

Operating Results

Net interest income (“NII”) during the second quarter of 2020 was $20.8 million, up $2.2 million from the previous quarter and up $5.4 million from the second quarter of 2019. NII for the first six months of 2020 was $39.4 million, up from $30.6 million for the first six months of 2019.

NII related to purchased loan accounting entries, resulting from our purchases of Waupaca Bancorporation, Inc. (“Waupaca”) during the fourth quarter of 2017, Partnership Community Bancshares, Inc. (“Partnership”) during the third quarter of 2019, and Tomah Bancshares, Inc. (“Tomah”) during the second quarter of 2020 increased net income (after tax) during the second quarter of 2020 by $0.7 million, or $0.09 per share, compared to $0.7 million, or $0.10 per share, for the second quarter of 2019. For the first six months of 2020 and 2019 the impact of these purchase loan accounting entries increased net income (after tax) by $1.4 million, or $0.20 per share, and $1.4 million, or $0.21 per share, respectively.

Net interest margin (“NIM”) was 3.67% for the second quarter of 2020, compared to 3.76% for the second quarter of 2019. The aforementioned purchase loan accounting entries added 0.16% and 0.21% to NIM for each of these periods, respectively. NIM was 3.74% for the first six months of 2020, including 0.19% from the impact of purchase accounting entries, compared to 3.79%, including 0.23% from the impact of purchase accounting entries, for the first six months of 2019. Bank First’s NIM has remained resilient to the impact of a severe drop in the overall interest rate environment which has resulted from the economic fallout of the COVID-19 pandemic (“COVID”). This resiliency has been the result of swift response to the falling rate environment on the funding side, reducing costs of interest-bearing funds by 0.36% quarter-over-quarter and by 0.77% compared to the second quarter of 2019. Based on average interest-bearing liabilities of $1.59 billion during the second quarter of 2020, the quarter-over-quarter decline in costs of funds equates to annualized interest expense savings of over $5.7 million. Bank First’s low reliance on time deposits compared to peers allowed for this swift response without the need to wait for the maturity of significant levels of high-rate time deposits entered into in prior periods.

Bank First recorded a provision for loan losses of $3.2 million during the second quarter of 2020, compared to $0.5 million during the second quarter of 2019. Provision expense was $4.1 million for the first six months of 2020 compared to $1.1 million for the same period during 2019. Net recoveries of previously charged-off loan balances in excess of current loan balance charge-offs further increased the allowance for loan losses by $0.6 million during the first six months of 2020. The increase in provision expense during 2020 is in response to the heightened economic risks related to COVID. As mentioned in its 2020 first quarter earnings release and further explained later in this release, Bank First entered this time of heightened economic turbulence with strong asset quality metrics. Management continues to monitor the stress on the overall economy caused by COVID as well as specific impacts on our customers, which have been limited to date, and these factors will guide assessments of the adequacy of the allowance for loan losses in future quarters.

Noninterest income was $7.8 million for the second quarter of 2020, compared to $2.7 million for the second quarter of 2019. One-time events that led to significant variances in noninterest income in year-over-year quarters included the sale of $36.6 million of U.S. Treasury notes, generating a gain on sale of $3.1 million, and $0.4 million in satisfaction fees on fixed-rate customer loans that were paid off prior to contractual maturity. These items were partially offset by a negative adjustment to the value of mortgage servicing rights on Bank First’s balance sheet totaling $0.5 million. Outside of these one-time events, the largest change in noninterest income from the year-over-year second quarter comparison was net gains on sales of mortgage loans to the secondary market which totaled $1.3 million during the second quarter of 2020, comparing favorably to $0.2 million during the second quarter of 2019. Service charges earned by Bank First increased from $0.8 million during the second quarter of 2019 to $1.2 million during the second quarter of 2020, reflecting the increased scale resulting from the acquisitions of Partnership and Tomah over the previous twelve months.

Noninterest expense was $14.4 million in the second quarter of 2020, compared to $10.0 million during the second quarter of 2019. Expenses related to Bank First’s acquisition of Tomah, which closed on May 15, 2020, totaled $0.8 million during the second quarter of 2020. These acquisition related expenses consisted primarily of personnel expense, data processing and outside service fees. Net losses on sales and valuations of other real estate owned totaled $0.5 million during the second quarter of 2020 compared to net gains of $0.1 million during the second quarter of 2019, as the continued effects of COVID impacted two large property sales during the recently completed quarter. Amortization of intangible assets increased from $0.2 million to $0.4 million in the year-over-year second quarters as the acquisitions of Partnership and Tomah resulted in additional core deposit intangible assets. Finally, during the second quarter of 2020 Bank First paid off $30.0 million in borrowings from the Federal Home Loan Bank of Chicago (“FHLB”) which had contractual maturities ranging from August 2022 through August 2024 and carried contractual interest rates ranging from 1.74% to 1.76%. While the repayment of these FHLB borrowings resulted in the recognition of a prepayment penalty totaling $1.3 million during the second quarter of 2020, it will save the Bank $1.7 million in interest expense over the next four years.

Balance Sheet

Total assets were $2.66 billion at June 30, 2020, up $447.6 million from December 31, 2019, and up $851.4 million from June 30, 2019. Total loans were $2.12 billion at June 30, 2020, up $378.7 million from December 31, 2019, and up $695.8 million from June 30, 2019. Purchased loan balances totaled $111.9 million from the acquisition of Tomah in May 2020 and $275.3 million from the acquisition of Partnership in July 2019. Bank First also originated $278.1 million in loans through the Paycheck Protection Program (“PPP”) during the second quarter of 2020. Total deposits, nearly all of which remain core deposits, were $2.26 billion at June 30, 2020, up $419.8 million from December 31, 2019, and up $688.1 million from June 30, 2019. Assumed deposit balances totaled $171.1 million from the acquisition of Tomah in May 2020 and $268.8 million from the acquisition of Partnership in July 2019. Depending on the application by customers of funds produced by PPP loans, the origination of these loans caused a combination of reduced non-PPP loan balances and increased deposit balances during the second quarter of 2020. Noninterest-bearing demand deposits increased $304.7 million year-over-year, comprising 31.4% of total deposits at June 30, 2020 compared to 30.6% one year earlier.

Asset Quality

Nonperforming assets at June 30, 2020 totaled $25.0 million, up from $11.5 million and $19.8 million at the end of the fourth and second quarters of 2019, respectively. Nonperforming assets to total assets ended the second quarter of 2020 at 0.94%, up from 0.52% at the end of the fourth quarter of 2019, but down from 1.10% at the end of the second quarter of 2019. As mentioned earlier in this release, the economic impact of COVID on our customers has been limited to date, but has caused loans classified as nonaccrual to elevate to $23.0 million at June 30, 2020, compared to $5.1 million at December 31, 2019, and $13.6 million at June 30, 2019. A majority of this increase in nonaccrual loans during the first six months of 2020 consisted of six customer relationships totaling $17.2 million, one of which was acquired in the Tomah transaction.

Capital Position

Stockholders’ equity totaled $276.1 million at June 30, 2020, an increase of $45.9 million from the end of 2019 and $90.7 million from June 30, 2019. The acquisition of Tomah during May 2020 added $29.4 million to capital. The distribution of balances from a previously terminated deferred compensation plan added another $2.1 million to capital during the first quarter of 2020. Finally, continued strong earnings offset by dividends totaling $3.0 million through the six months of 2020 led to the remainder of the increase in capital year-to-date.

On July 22, 2020, Bank First entered into subordinated note agreements with two Wisconsin-based community banks. Bank First will have the availability to draw up to $12.0 million under these agreements through December 31, 2020. Borrowings will have a stated maturity of July 22, 2030, and will be redeemable by Bank First at its option, in whole or in part, after December 31, 2025. Borrowings will bear interest at an annual fixed rate of 5.0% through June 30, 2025, converting to a variable rate of the Wall Street Journal Prime Rate plus 0.5% for the remaining term. These notes are intended to qualify as Tier 2 capital of Bank First for regulatory capital purposes.

Dividend Declaration

Bank First’s Board of Directors approved a quarterly cash dividend of $0.20 per common share, payable on October 7, 2020, to shareholders of record as of September 23, 2020.

Bank First Corporation provides financial services through its subsidiary, Bank First, which was incorporated in 1894. The Bank is an independent community bank with 24 banking locations in Wisconsin. The Bank has grown through both acquisitions and de novo branch expansion. The Bank offers loan, deposit and treasury management products at each of its banking offices. Insurance services are available through our bond with Ansay & Associates, LLC. Trust, investment advisory and other financial services are offered through the Bank’s partnership with Legacy Private Trust, an alliance with Morgan Stanley and an affiliation with McKenzie Financial Services, LLC. The Bank is a co-owner of a data processing subsidiary, UFS, LLC, which provides data and technology services to banks in the Midwest. The Company employs approximately 307 full-time equivalent staff and has assets of approximately $2.7 billion. Further information about Bank First Corporation is available by clicking on the Investor Relations tab at www.BankFirstWI.bank.

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Forward Looking Statements: This news release may contain certain “forward-looking statements” that represent Bank First Corporation’s expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Because of the risks and uncertainties inherent in forward looking statements, readers are cautioned not to place undue reliance on them, whether included in this news release or made elsewhere from time to time by Bank First Corporation or on its behalf. Bank First Corporation disclaims any obligation to update such forward-looking statements. In addition, statements regarding historical stock price performance are not indicative of or guarantees of future price performance.

Bank First Corporation

Consolidated Financial Summary (Unaudited)

(In thousands, except per share data)	At or for the Three Months Ended					At or for the Six Months Ended
	6/30/2020	3/31/2020	12/31/2019	9/30/2019	6/30/2019	6/30/2020	6/30/2019
Results of Operations:
Interest income	$24,382	$23,296	$23,795	$25,489	$20,158	$47,678	$39,881
Interest expense	3,586	4,653	5,015	5,176	4,784	8,239	9,307
Net interest income	20,796	18,643	18,780	20,313	15,374	39,439	30,574
Provision for loan losses	3,150	975	1,125	3,000	500	4,125	1,125
Net interest income after provision for loan losses	17,646	17,668	17,655	17,313	14,874	35,314	29,449
Noninterest income	7,764	3,897	3,211	3,145	2,736	11,661	6,276
Noninterest expense	14,438	12,741	11,182	12,087	9,955	27,179	19,491
Income before income tax expense	10,972	8,824	9,684	8,371	7,655	19,796	16,234
Income tax expense	2,676	1,558	2,225	1,712	1,666	4,234	3,658
Net income	$8,296	$7,266	$7,459	$6,659	$5,989	$15,562	$12,576

Earnings per common share - basic	$1.11	$1.03	$1.05	$0.95	$0.91	$2.14	$1.91
Earnings per common share - diluted	1.11	1.02	1.04	0.93	0.90	2.13	1.89

Common Shares:
Basic weighted average	7,395,199	7,083,520	7,084,728	7,036,807	6,577,016	7,212,634	6,575,696
Diluted weighted average	7,405,995	7,128,247	7,182,854	7,134,674	6,675,794	7,271,192	6,642,222
Outstanding	7,733,457	7,155,955	7,084,728	7,084,728	6,576,171	7,733,457	6,576,171

Noninterest income / noninterest expense:
Service charges	$1,158	$916	$1,110	$918	$799	$2,074	$1,478
Income from Ansay	710	891	55	319	543	1,601	1,418
Income from UFS	850	897	842	768	731	1,747	1,325
Loan servicing income	226	462	(291)	374	244	688	467
Net gain on sales of mortgage loans	1,332	460	627	533	154	1,792	241
Net gain on sales of securities	3,233	-	611	-	23	3,233	257
Noninterest income from strategic alliances	16	17	21	26	29	33	48
Other noninterest income	239	254	236	207	213	493	1,042
Total noninterest income	$7,764	$3,897	$3,211	$3,145	$2,736	$11,661	$6,276

Personnel expense	$6,608	$6,452	$5,918	$6,272	$5,403	$13,060	$10,713
Occupancy, equipment and office	921	1,275	1,103	1,076	832	2,196	1,681
Data processing	1,334	1,199	1,478	1,158	960	2,533	1,873
Postage, stationery and supplies	277	172	141	135	192	449	315
Net (gain) loss on sales and valuations of other real estate owned	467	976	36	(10)	(135)	1,443	(99)
Advertising	69	55	88	53	53	124	127
Charitable contributions	127	123	69	225	141	250	272
Outside service fees	1,394	801	204	1,171	982	2,195	1,666
Amortization of intangibles	362	334	373	374	161	696	322
Penalty for early extinguishment of debt	1,323	-	-	-	-	1,323	-
Other noninterest expense	1,556	1,354	1,772	1,633	1,366	2,910	2,621
Total noninterest expense	$14,438	$12,741	$11,182	$12,087	$9,955	$27,179	$19,491

Period-end balances:
Loans	$2,115,023	$1,765,242	$1,736,343	$1,714,213	$1,419,192	$2,115,023	$1,419,192
Allowance for loan losses	16,071	12,967	11,396	10,131	12,170	16,071	12,170
Investment securities available-for-sale, at fair value	174,067	172,070	181,506	136,935	120,083	174,067	120,083
Investment securities held-to-maturity, at cost	9,579	43,732	43,734	42,605	39,537	9,579	39,537
Goodwill and other intangibles, net	65,559	52,789	53,122	54,153	19,998	65,559	19,998
Total assets	2,657,911	2,200,320	2,210,268	2,163,501	1,806,467	2,657,911	1,806,467
Deposits	2,263,145	1,847,209	1,843,311	1,838,080	1,574,998	2,263,145	1,574,998
Stockholders' equity	276,100	237,682	230,211	225,332	185,448	276,100	185,448
Book value per common share	35.70	33.21	32.49	31.81	28.20	35.70	28.20
Tangible book value per common share	27.76	26.44	25.60	24.86	25.63	27.76	25.63

Average balances:
Loans	$2,034,738	$1,744,576	$1,718,705	$1,682,932	$1,420,710	$1,889,657	$1,427,458
Interest-earning assets	2,329,097	2,011,382	1,976,420	1,923,451	1,679,604	2,170,238	1,665,930
Total assets	2,520,882	2,196,662	2,160,080	2,095,357	1,801,530	2,358,772	1,787,515
Deposits	2,130,100	1,843,039	1,835,430	1,786,373	1,563,322	1,986,569	1,556,369
Interest-bearing liabilities	1,589,127	1,476,814	1,373,320	1,310,757	1,142,604	1,532,970	1,141,894
Goodwill and other intangibles, net	53,836	48,606	49,071	42,373	20,096	51,275	20,177
Stockholders' equity	256,529	233,470	228,404	227,205	181,498	244,999	178,295

Financial ratios:
Return on average assets	1.32%	1.32%	1.37%	1.27%	1.33%	1.32%	1.41%
Return on average common equity	12.93%	12.45%	12.96%	11.72%	13.20%	12.70%	14.11%
Average equity to average assets	10.18%	10.63%	10.57%	10.84%	10.07%	10.39%	9.97%
Stockholders' equity to assets	10.39%	10.80%	10.42%	10.42%	10.27%	10.39%	10.27%
Tangible equity to tangible assets	8.27%	8.79%	8.39%	8.33%	9.42%	8.27%	9.74%
Loan yield	4.60%	5.00%	5.15%	5.63%	5.22%	4.78%	5.19%
Earning asset yield	4.29%	4.74%	4.86%	5.37%	4.90%	4.50%	4.92%
Cost of funds	0.91%	1.27%	1.45%	1.57%	1.68%	1.08%	1.64%
Net interest margin, taxable equivalent	3.67%	3.81%	3.85%	4.30%	3.76%	3.74%	3.79%
Net loan charge-offs to average loans	0.01%	-0.14%	-0.01%	1.20%	0.16%	-0.03%	0.17%
Nonperforming loans to total loans	1.09%	0.42%	0.31%	0.30%	1.20%	1.09%	1.20%
Nonperforming assets to total assets	0.94%	0.51%	0.52%	0.52%	1.10%	0.94%	1.10%
Allowance for loan losses to loans	0.76%	0.73%	0.66%	0.59%	0.86%	0.76%	0.86%